Exhibit 99.1

EVERTEC ANNOUNCES NEW CEO

MORGAN SCHUESSLER TO SUCCEED PETER HARRINGTON,

EFFECTIVE JANUARY 1, 2015

SAN JUAN, PUERTO RICO – November 21, 2014 — EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced the appointment of Morgan “Mac” Schuessler as President and Chief Executive Officer, and Member of the Board of Directors, effective January 1, 2015. Mr. Schuessler will join EVERTEC after having served as President of International at Global Payments, Inc., overseeing businesses in 23 countries throughout Europe and Asia. Mr. Schuessler will succeed Peter Harrington, who will depart the Company at the end of the year for personal reasons.

Frank D’Angelo, Chairman of the Board, said, “On behalf of the entire Board of EVERTEC, I am delighted to welcome Mac Schuessler as our new CEO. Mac’s leadership of a multinational payments business, and his track record of successfully identifying and capitalizing on growth opportunities in current and new markets, will serve EVERTEC, our clients and our shareholders well. Mac’s experience and management skills make him an excellent choice to build on EVERTEC’s leadership in the growing and attractive Caribbean and Latin American financial services and payments markets, and set the course for the Company’s next stage of growth.”

Mr. D’Angelo added, “On behalf of the Board, I want to thank Peter for his dedication and partnership these past years as he led EVERTEC to become a successful public company. As he leaves us with a business that spans over 19 markets in the region, we wish Peter the very best in his future endeavors.”

Peter Harrington commented, “I am grateful to have worked with the talented and dedicated people of EVERTEC, and proud of what we have accomplished since taking the Company public. Given the solid base we have built, I believe EVERTEC can achieve even greater success in the future.”

Commenting on his appointment, Mr. Schuessler said, “I am honored to have been selected to lead EVERTEC. The Company has built a truly unique business as the foremost full-service transaction processor in Latin America, where considerable opportunities exist. Our focus will be to build upon this position, and continue to grow the Company, while delivering increased value to both our customers and shareholders. I look forward to working with the employees, executive team and Board of EVERTEC to achieve these goals.”

Additional Information Regarding Morgan “Mac” Schuessler

Mac has over 20 years of payment industry experience. Mac will join EVERTEC after having served as President of International for Global Payments, one of the world’s leading payment processing providers, overseeing the company’s international businesses, which encompass more than a third of its employees. In his new role at EVERTEC, Mac and his family will be relocating to San Juan, Puerto Rico.

From 2008-2012, Mac served as Global Payment’s Executive Vice President and Chief Administrative Officer with responsibility for the company’s global operations, human resources, corporate marketing and communications, real estate services and the money transfer business. In this position, he led the implementation of the worldwide credit and risk function, and the creation of the company’s first global operations center in Manila, Philippines.

Prior to joining Global Payments, Mr. Schuessler served in several leadership positions with American Express, Inc. including Vice President, Global Purchasing Solutions with responsibility for managing the company’s purchasing card business globally. Additionally, he served in various sales, marketing, strategy and product management positions.

Mr. Schuessler is a member of Visa’s Senior Client Council and the UnionPay International Member Council, the international division of China UnionPay (CUP). He holds a bachelor’s degree from New York University and an MBA from Emory University’s Goizueta Business School where he currently serves on the Executive Committee of the Dean’s Advisory Board.

Mr. Schuessler’s agreement with Global Payments contains certain restrictions on Mr. Schuessler for a two-year period after termination of his employment, including a restriction from competing with Global Payments within the United States. EVERTEC does not believe that this restriction prohibits Mr. Schuessler from joining the Company, which is based in Puerto Rico, or performing services under the employment agreement he has entered into with EVERTEC. EVERTEC intends to file today an action in the San Juan Superior Court seeking a declaratory judgment to that effect. EVERTEC has agreed to indemnify Mr. Schuessler for certain associated expenses and damages, including certain lost compensation.

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is the leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The largest merchant acquirer in the Caribbean and Central America—and one of the largest in Latin America—EVERTEC serves 19 countries in the region from its base in Puerto Rico. The Company manages a system of electronic payment networks that process more than 2.1 billion transactions annually, and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, EVERTEC owns and operates the ATH network, one of the leading personal identification number (“PIN”) debit networks in Latin America. The Company serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to, uncertainties in the way Mr. Schuessler’s restrictive covenants with his current employer, or other provisions in his employment agreement with his current employer, may be interpreted by a court. Consideration should also be given to the risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the reports the Company files with the SEC from time to time, in connection with considering any forward-looking statements that may be made by the Company and its businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Contact

Investor and Media Contact

Alan Cohen

Executive Vice President

Investor Relations

787-773-5302

IR@evertecinc.com